AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARDMORE HOLDING CORPORATION

Under Section 245 of the
General Corporation Law of the State of Delaware

Ardmore Holding Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The name under which the Corporation was incorporated is Commercial Ventures Ltd. and the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 12, 1986.

2. Pursuant to Sections 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

3. The text of the Amended and Restated Certificate of Incorporation as heretofore amended and supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLE I

The name of the corporation is Yayi International Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purposes of the Corporation are to engage in any lawful act or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The aggregate number of shares which the Corporation shall have the authority to issue is one hundred ten million (110,000,000) shares of all classes of stock, consisting of one hundred million (100,000,000) shares of common stock, par value $.001, and ten million (10,000,000) shares of preferred stock, par value $.001. The preferred stock may be issued in one or more series, and the Board of Directors of the Corporation is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute the board of directors is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation.

ARTICLE VI

Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. Any repeal or modification of the provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of any director existing at the time of such repeal or modification.

ARTICLE IX

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholders thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/ or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/ or on all the stockholders or class or stockholders of this Corporation, as the case may be, and also on this Corporation.

ARTICLE X

The Corporation hereby expressly elects that it shall not be governed by, or otherwise subject to, the provisions of Section 203 of the Delaware General Corporation Law.

4. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of sections 242 and 245 of the DGCL, and has been duly adopted by written consent of stockholders of the Corporation in accordance with the provisions of Section 228(a) of the DGCL.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed.

ARDMORE HOLDING CORPORATION

By:	/s/ Li Liu
Li Liu, President and Chief Executive Officer